Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           FIRST VALLEY BANCORP, INC.

      FIRST: Corporate Name. The name of the Corporation is FIRST VALLEY BANCORP, INC. (hereinafter sometimes referred to as the "Corporation"). The principal office of the Corporation shall be located in the City of Bristol, County of Hartford and State of Connecticut.

      SECOND: Powers. The nature of the business to be transacted, and the purposes to be promoted, carried out or engaged in by the Corporation are the following activities:

      (A) To acquire, invest in, or hold stock in any subsidiary permitted under the Bank Holding Company Act of 1956 or Sections 36a-180 et seq. of the Connecticut General Statutes, as such statutes may be amended from time to time, and to engage in any other enterprise or activity which may be lawfully conducted by a bank holding company under said statutes; and

      (B) To engage generally in any business that may be conducted and carried on by a corporation organized under the Connecticut Business Corporation Act.

      The registered agent of the Corporation shall be Robert L. Messier, Jr. whose residence and business address are 163 Boy Street, Bristol, Connecticut 06010 and Four Riverside Avenue, Bristol, Connecticut 06010, respectively.

      THIRD: Capital Stock. The amount of the capital stock of the Corporation hereby authorized is THREE MILLION (3,000,000) shares of Common Stock, no par value per share.

      The holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting rights in the election of directors. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all other shares of Common Stock.

      The holders of the Common Stock shall be entitled to a preemptive right to purchase or subscribe for any unissued Common Stock or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, or carrying any rights to purchase stock of any class, whether said unissued stock shall be issued for cash, property, or any other lawful consideration.

      Dividends may be paid on the Common Stock out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

      In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

      FOURTH: Quorum. Unless otherwise provided in this Certificate of Incorporation or in the Bylaws of the Corporation, to constitute a quorum for the transaction of business on any matter at a meeting of the shareholders, there must be present, in person or by proxy, a majority of the shares of voting stock of the Corporation entitled to vote thereon. The shareholders present at a duly held meeting at which a quorum is present may continue to transact business notwithstanding the withdrawal of enough shares to leave less than a quorum.

      FIFTH: Directors; Bylaws. All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws made by the Board of Directors. Any shareholder action effecting an amendment or repeal of or an adoption of a provision inconsistent with the Corporation's Bylaws shall require (i) the affirmative vote of the holders of not less than sixty percent (60%) of the voting power of the issued and outstanding shares entitled to vote for the election of directors, and (ii) if there is an Interested Shareholder (as defined herein), the affirmative vote of not less than sixty percent (60%) of the voting power of the issued and outstanding shares entitled to vote for the election of directors held by shareholders other than the Interested Shareholder.

      The business, property and affairs of the Corporation shall be managed by and under the direction of its Board of Directors. The number of directors shall be not less than seven (7) and not more than fifteen (15) as fixed from time to time by the Board of Directors pursuant to the Corporation's Bylaws.

      The Board of Directors, shall be divided into three (3) classes, as nearly equal in number as possible. At each annual meeting of the shareholders of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following their year of election. Each director shall hold office until his successor shall have been duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

      The names of those persons of each class to serve initially on the Board of Directors and the year of expiration of their respective initial terms (which should expire on the date of the annual meeting in the year shown below) shall be as follows:

            Class One: 2008

                  James G. Biondi
                  J. Yancey Brame
                  Edmund D. Donovan
                  Edward T. McPhee, Jr.

            Class Two: 2007

                  Thomas O. Barnes
                  David W. Florian
                  Robert L. Messier, Jr.
                  Thomas P. O'Brien

            Class Three: 2006

                  Bonnie Crane
                  David J. Preleski
                  James J. Pryor

      The terms, classifications, qualifications, and election of the Board of Directors, and the method of filling vacancies thereon shall be as provided herein and in the Bylaws.

      As used in this Article Fifth, "Interested Shareholder" means any person, other than the Corporation or any Subsidiary, who or which:

            (a) is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

            (b) is an Affiliate of the Corporation and at any time within the two (2) year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the combined voting power of the then outstanding Voting Stock; or

            (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two (2) year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving one of the following: a public offering within the meaning of the Securities Act of 1933, a transfer of shares on the open market, or a transfer of shares made with the approval of the Connecticut Banking Commissioner.

      SIXTH: Special Meeting of Shareholders. Special meetings of Shareholders may be called at any time but only by the Chairman, the President or a majority of the Board of Directors of the Corporation, unless otherwise required by law.

      SEVENTH: Vacancies on the Board. A vacancy on the Board of Directors may be filled by a concurring vote of a majority of the directors remaining in office even though the number of directors at the meeting may be less than a quorum and even though such majority may be less than a quorum. Any Director elected in accordance with the preceding sentence shall hold office until the next meeting at which directors are elected and until such director's successor shall have been elected and qualified or until there is a decrease in the number of directors. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent director.

      EIGHTH: Director Liability. The personal liability to the Corporation or its shareholders of a person who is or was a director of the Corporation for monetary damages for breach of duty as a director shall be limited to the amount of the compensation received by the director for serving the Corporation during the year of the violation if such breach did not (1) involve a knowing and culpable violation of law by the director, (2) enable the director or an associate, as defined in subdivision (3) of Section 33-843 or any similar successor provision of the Connecticut General Statutes, to receive an improper personal economic gain, (3) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (4) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation, or (5) create liability under Section 33-757, as amended, or
Section 36a-58 of the Connecticut General Statutes. This paragraph shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date hereof. Any lawful repeal or modification of this paragraph or the adoption of any provision inconsistent herewith by the Board of Directors and the shareholders of the Corporation shall not, with respect to a person who is or was a director, adversely affect any limitation of liability, right or protection existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

      NINTH: Removal of Directors. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director, and the meeting notice must state that the removal of the director is a purpose for the meeting. The shareholders may remove directors with or without cause. If a director is elected by a voting group of shareholders only the shareholders of that voting group may participate in the vote to remove the director. A director may be removed only if the number of votes cast to remove exceeds the number of votes cast not to remove.

      TENTH: Nominations for Director. Not less than twenty (20) days advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the Bylaws.

      ELEVENTH: Action By Shareholders. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

      TWELFTH: Considerations for Merger, Consolidation or Other Offers. The Board of Directors of the Corporation, when evaluating any tender or exchange offer for stock of the Corporation, offer or proposal to merge or consolidate the Corporation with another institution, or an offer or proposal to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation (1) the long-term as well as the short-term interests of the Corporation, (2) the interests of the shareholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the Corporation, (3) the interests of the Corporation's employees, customers, creditors and suppliers, and (4) community and societal considerations including those of any community in which any office or other facility of the Corporation is located. A director may also in his or her discretion consider any other factors he reasonably considers appropriate in determining what he reasonably believes to be in the best interests of the Corporation. A person who performs his duties in accordance with this subsection shall be deemed to have no liability by reason of being or having been a director of the Corporation.

      THIRTEENTH: Certain Amendments. Notwithstanding the provisions of Article Fourteenth, the provisions set forth in this Article Thirteenth and in Articles Third, Fifth, Sixth, Seventh, Ninth, Tenth, Eleventh, and Twelfth may not be repealed or amended in any respect and no article imposing cumulative voting in the election of directors may be added, nor may any other provision be amended, adopted or repealed which would have the effect of modifying or permitting circumvention of such provisions or which would be inconsistent with such provisions, unless such action is approved by, in addition to any vote specified by law or the Bylaws or this Certificate of Incorporation (i) the affirmative vote of the holders of not less than sixty percent (60%) of the voting power of the issued and outstanding shares of the Corporation entitled to vote for the election of directors, and (ii) if there is an Interested Shareholder (as defined in Article Fifth), the affirmative vote of not less than sixty percent (60%) of the voting power of the issued and outstanding shares of the Corporation entitled to vote for the election of directors held by shareholders other than the Interested Shareholder.

      FOURTEENTH: Amendments. Subject to the provisions of Article Thirteenth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

      The undersigned incorporator hereby declares, under the penalties of false statement, that the statements made in the foregoing Certificate are true.

      Dated at Bristol, Connecticut, this 23rd day of February, 2005.


                                        VALLEY BANK

                                        By:/s/ Mark J. Blum
                                           -------------------------------------
                                           Mark J. Blum
                                           Executive Vice President,
                                           Chief Financial Officer and Treasurer


Acceptance of Appointment of Registered Agent

/s/ Robert L. Messier, Jr.
--------------------------
Robert L. Messier, Jr.